Exhibit 99.1

Press Release

Rockwell Collins’ third quarter fiscal year 2006 EPS increase 25% to 70 cents on 8% organic revenue growth

CEDAR RAPIDS, Iowa (July 26, 2006) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $121 million for the third quarter of fiscal year 2006 ended June 30, an increase of $20 million, or 20%, over fiscal year 2005 third quarter net income of $101 million. Earnings per share improved 25% to 70 cents compared to 56 cents for the same period last year. Earnings per share growth exceeded the growth rate in net income due to the favorable effect of the company’s share repurchase program. Total segment operating margin for the third quarter improved 250 basis points to 20.6% compared to 18.1% last year.

Third quarter sales were $964 million, an increase of $74 million, or 8% from the $890 million reported last year. For the first nine months of fiscal year 2006 cash flow from operating activities totaled $313 million compared to $352 million for the same period a year ago. The lower year-to-date cash flow from operating activities was principally due to the net effect of higher income tax payments offset by lower voluntary pension plan contributions.

“Our third quarter financial results reflect another demonstration of excellent execution by both our Government and Commercial Systems businesses,” said Rockwell Collins Chairman, President and Chief Executive Officer, Clay Jones. “I’m particularly pleased by our ability to continue achieving productivity improvements that translate into profitability growth at rates considerably higher than our revenue growth,” concluded Jones, noting that total segment operating earnings increased 24% and resulted in a total segment operating margin in excess of 20% for the first time.

Current year third quarter earnings include $4 million ($3 million after tax, or 2 cents per share) of stock-based compensation costs related to the company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on October 1, 2005, and $3 million (or 2 cents per share) of higher income tax expense principally due to the expiration of the Federal Research and Development Tax Credit on December 31, 2005. Legislation extending the availability of tax credits beyond December 31, 2005 has yet to be enacted.

Following is a discussion of sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance, communications and simulation systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved third quarter sales of $499 million, an increase of $37 million, or 8%, compared to the $462 million reported for the same period last year.

Defense electronics systems and products sales increased $19 million, or 6%, to $335 million. Higher Defense Advanced GPS Receiver (DAGR) and fixed and rotary wing electronics systems upgrade program revenues were partially offset by lower simulation and training revenues due to delayed customer procurements. Defense communications sales increased $18 million, or 12%, to $164 million. Higher ARC-210 radio and advanced communication program revenues more than offset lower Joint Tactical Radio System program revenues.

Government Systems’ third quarter operating earnings increased $17 million, or 21% to $99 million, or an operating margin of 19.8%, compared to operating earnings of $82 million, or an operating margin of 17.7%, for the same period last year. The higher operating earnings and operating margin were primarily attributable to the combination of the higher sales, productivity improvements and a more favorable proportion of higher margin production revenues, partially offset by higher discretionary research and development costs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved third quarter sales of $465 million, an increase of $37 million, or 9%, compared to sales of $428 million reported for the same period last year. Increased demand for new business and air transport aircraft, spares and avionics retrofits drove the revenue growth.

Sales to airlines and aircraft original equipment manufacturers (OEMs) increased $26 million, or 12%, to $249 million. Significantly higher business jet avionics and cabin electronics systems revenues and higher air transport avionics sales more than offset lower regional jet avionics and in-flight entertainment systems revenues. Commercial Systems’ aftermarket revenues increased $11 million, or 5%, to $216 million. Higher revenues from retrofit and spares activities more than offset a $4 million decline in regulatory mandate program revenues.

Commercial Systems’ third quarter operating earnings increased $21 million, or 27%, to $100 million, or an operating margin of 21.5%, compared to operating earnings of $79 million, or an operating margin of 18.5%, for the same period a year ago. The higher operating earnings and operating margin primarily resulted from the combination of the higher sales, productivity improvements and a lower proportion of lower margin in-flight entertainment systems revenues, partially offset by higher research and development costs.

Financial Highlights

Based on the strength of its balance sheet and operating cash flow, the company continued to execute on a capital deployment strategy targeted at providing additional shareowner value.

•	The amount of the regular quarterly per share dividend was increased by 33% to 16 cents from 12 cents effective with the dividend paid on June 5, 2006.

•	The company repurchased 2.2 million shares of common stock at a total cost of $125 million. Total authorized share repurchases available beyond June 30, 2006 stand at $331 million.

Fiscal Year 2006 Outlook

The company has updated certain elements of its full fiscal year 2006 financial guidance as follows:

•	Government Systems’ full year sales are now projected to increase over fiscal year 2005 sales by about 14% (previously in the range of 14% to 16%).

•	Commercial Systems’ full year sales are now expected to increase over fiscal year 2005 sales by about 10% (previously in the range of 8% to 10%).

•	Due to the company’s higher than anticipated segment operating margin performance in the first nine months of the fiscal year, expectations for Government and Commercial Systems full year segment operating margins have been raised.

•	Government Systems’ full year operating margins are expected to be in the range of 19% to 19.5% (previously about 19%).

•	Commercial Systems’ full year operating margins are projected to be about 20% (previously in the range of 19% to 20%).

•	Earnings per share are projected to be in the range of $2.65 to $2.70 (previously in the range of $2.60 to $2.70). In addition, management now expects that the new EPS guidance range will accommodate a full year effective income tax rate of 31% to 32% that could result if legislative action is not enacted during the fourth quarter to retroactively extend the availability of federal research and development tax credits from December 31, 2005 to at least the end of the 2006 fiscal year.

•	Cash flow from operating activities is now expected to be about $550 million (previously about $600 million), as a result of the company’s $50 million voluntary contribution to its U.S. qualified defined benefit pension plan.

•	Research and development costs are expected to total about $725 million (previously about $690 million).

A summary of these and other elements of the company’s current fiscal year 2006 financial guidance are provided below.

• Total sales	$3.8 billion to $3.9 billion

• Segment sales growth:(1)
– Government Systems(2)	about 14%
– Commercial Systems(3)	about 10%

• Segment operating margins:(4)
– Government Systems	19% to 19.5%
– Commercial Systems	about 20%

• Earnings per share	$2.65 to $2.70

• Cash flow from operating activities	about $550 million

• Research & development costs	about $725 million

• Capital expenditures	about $140 million

(1)	Projected growth rate over prior fiscal year actual segment sales.
(2)	Includes approximately 3 percentage points of growth from incremental TELDIX revenues and Evans & Sutherland military simulation business revenues.
(3)	Includes less than 1 percentage point of growth from Evans & Sutherland commercial simulation business revenues.
(4)	Segment operating margins exclude the impact of stock-based compensation expense.

Business Highlights:

Rockwell Collins’ Board of Directors elected Andrew J. Policano and Mark Donegan to the company’s Board of Directors. Mr. Policano is currently the Dean of the Paul Merage School of Business at the University of California, Irvine, a position he has held since August 2004. He had previously served as Dean of the University of Wisconsin-Madison School of Business. Mr. Donegan is currently the chairman and chief executive officer of Precision Castparts Corp., a company he joined in 1985. In his more than 25-year career, he has held positions of increasing responsibility first at General Electric, and then at Precision Castparts.

Rockwell Collins completed the acquisition of Evans & Sutherland’s military and commercial simulation business in a $71 million cash transaction. Rockwell Collins now offers complete simulation and training solutions for military and commercial applications throughout the world, including the hardware and software to create visual images for simulation, training, engineering, and other applications.

The U.S. Air Force successfully demonstrated several applications of the Rockwell Collins Tactical Targeting Network Technology (TTNT) during the Joint Expeditionary Force experiment held recently at Nellis Air Force Base. TTNT provided the high bandwidth, reliable, ad-hoc network to connect fighter, bomber, and command and control aircraft, as well as mobile and fixed forward ground nodes to extend the reach of Internet Protocol-enabled applications and to integrate the TTNT sub-network with the fixed ground network. An advanced communications program developed by the Defense Advanced Research Projects Agency, TTNT is the airborne networking waveform for the Multi-functional Information Distribution System Joint Tactical Radio System (MIDS-JTRS) program,

Rockwell Collins and Thales signed a strategic agreement for the joint development and pursuit of international programs for tactical ground communications through a new product line of radios called FlexNet. The new single- and multi-channel FlexNet radios will be capable of supporting the FlexNet waveform, which provides for high data rate ad-hoc networked communications and multimedia services. This enhanced capability increases the level of information which can be exchanged between users, introduces new possibilities of cooperative combat engagement between different units, and provides the mobility required by armed forces. Based on an open and secure architecture – compliant with Software Communication Architecture – the FlexNet radios will accommodate future technology insertions or requirement upgrades.

Data Link Solutions (DLS) and Thales agreed to cooperatively produce and sell MIDS-JTRS terminals for the global market. DLS, a joint venture between Rockwell Collins and BAE Systems, is currently developing MIDS JTRS under an $82 million contract and is also performing under an additional $9 million development contract to insert the Tactical Targeting Networking Technology waveform into the MIDS-JTRS terminal. The base MIDS-JTRS terminal, which will provide current MIDS Link 16 and tactical air navigation functions, as well as three additional programmable channels to run various communications, navigation and command-and-control waveforms, is scheduled to be complete in September 2007; with additional European- unique developments running through 2009.

The U.S. Air Force selected Rockwell Collins to develop next-generation Global Positioning System (GPS) technology as part of the Modernized User Equipment (MUE) Receiver Card Development program. To be executed through October 2007, the $28 million contract calls for the preliminary design of modernized receiver cards for ground and airborne applications, establishing first proof of design for the modernized GPS architecture. Completion of the receiver card development, test and security certification will be accomplished under a government exercisable contract option for these tasks. This program represents the military user equipment portion of a next-generation GPS system that adds a new military signal and security architecture, enabling enhanced integrity, exclusivity and improved anti-jam capabilities.

The U. S. Navy and Air Force each awarded a contract to Rockwell Collins for simulation and training system programs. The U.S. Navy award was for its MH-60 Weapons Load Trainer (WLT) program. The contract, valued at $26 million, calls for Rockwell Collins to modify an existing H-60F trainer and build four new H-60 WLTs. The U.S. Air Force award is for the provision of concurrency updates, training modifications and support for the U.S. Air Force’s B-1B Training System. Under a 6-year contract worth $95 million, Rockwell Collins will support five Weapons System Trainers, two Mission Trainers, five Cockpit Procedure Trainers and 18 Maintenance Trainers. Rockwell Collins Simulation and Training Solutions has been providing B-1B training services for the Air Force since 1999.

Rockwell Collins made the first deliveries of its Core Network cabinet to support the Boeing 787 Dreamliner program. The Core Network cabinet plays a key role in Boeing’s objective to ‘e-enable’ the entire aircraft. Utilizing commercial open standards, the Core Network hosts a wide variety of third party applications, and manages on board information flow to improve airline operations efficiency. The units delivered will support the development of the Health Maintenance System for the Boeing 787. In addition to the core network cabinet, Rockwell Collins is the supplier for the 787 flight deck display system and crew alerting system, pilot controls, communication and surveillance systems and the aircraft’s common data network. Rockwell Collins also serves as the systems integrator for each of these elements.

Rockwell Collins announced its next generation of weather radar, the MultiScan Hazard DetectionTM system, which will enable safer, smoother and more efficient flights. The system includes five ground-breaking technologies that go beyond today’s most advanced radar systems by adding predictive weather analysis and hazard detection features. These technologies include: Directed Sequential Hazard Assessment, Flight Path Hazard Analysis, Storm Top Information, Predictive Overflight Protection and Enhanced Turbulence Detection.

Xiamen Airlines selected a full suite of Rockwell Collins’ avionics for 15 new Boeing 737-800 aircraft. The agreement, which includes the selection of the Rockwell Collins WXR MultiScan Weather Radar, also calls for an option on five additional aircraft with deliveries scheduled to begin in July 2006.

Rockwell Collins extended its current Preferred Supplier Agreement (PSA) with Air France through 2010, and signed a new five year PSA with KLM Royal Dutch Airlines. Air France and KLM Royal Dutch Airlines are subsidiaries of Air France-KLM. The PSAs provide for the purchase of Rockwell Collins’ communication, navigation and surveillance avionics by the two airlines for their forward fit aircraft and retrofit activities, while enabling improved avionics performance and reliability through a continuous improvement program. The Air France agreement also covers data link avionics, while a separate KLM agreement covers MultiScan weather radar on KLM’s Boeing 777 aircraft.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 4:30 p.m. Eastern Time on July 26, 2006. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through August 25, 2006.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications and information management is strengthened by 17,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy, the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of new and existing products and services; reliability of and customer satisfaction with our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant and prolonged disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; favorable outcomes of certain program restructuring, customer procurements, and congressional approvals; risk of contract price reductions and payment withholds related to noncompliance with U. S. Defense Department specialty metal requirements; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:

Nancy Welsh	Dan Crookshank
319.431.3105	319.295.7500
nkwelsh@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30		Nine Months Ended June 30
	2006	2005	2006	2005
Sales
Government Systems	$499	$462	$1,485	$1,278
Commercial Systems	465	428	1,317	1,204

Total sales	$964	$890	$2,802	$2,482

Segment operating earnings
Government Systems	$99	$82	$292	$228
Commercial Systems	100	79	264	224

Total segment operating earnings	199	161	556	452

Interest expense	(3)	(3)	(9)	(8)
Earnings from corporate-level equity affiliate	1	2	2	2
Stock-based compensation	(4)	—	(13)	—
General corporate, net	(16)	(16)	(44)	(40)

Income before income taxes	177	144	492	406

Income tax provision	(56)	(43)	(153)	(120)

Net income	$121	$101	$339	$286

Diluted earnings per share	$0.70	$0.56	$1.93	$1.58

Weighted average diluted shares outstanding	173.8	180.7	175.7	181.1

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three and nine months ended June 30, 2006 and 2005 (unaudited, in millions):

	Three Months Ended June 30		Nine Months Ended June 30
	2006	2005	2006	2005
Defense electronics	$335	$316	$1,035	$869
Defense communications	164	146	450	409
Air transport aviation electronics	251	241	716	665
Business and regional aviation electronics	214	187	601	539

Total	$964	$890	$2,802	$2,482

Original equipment	$249	$223	$676	$563
Aftermarket	216	205	641	641

Total Commercial Systems sales	$465	$428	$1,317	$1,204

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	June 30, 2006	September 30, 2005
Assets
Cash and cash equivalents	$121	$145
Receivables	789	736
Inventories	742	678
Current deferred income taxes	195	178
Other current assets	69	43

Total current assets	1,916	1,780

Property	527	473
Goodwill and intangible assets	614	571
Other assets	313	324

Total assets	$3,370	$3,148

Liabilities and shareowners’ equity
Accounts payable	$252	$283
Compensation and benefits	243	272
Advance payments from customers	236	194
Product warranty costs	186	172
Income taxes payable	52	48
Other current liabilities	228	215

Total current liabilities	1,197	1,184

Long-term debt	241	200
Retirement benefits	726	758
Other liabilities	80	67

Shareowners’ equity	1,126	939

Total liabilities and shareowners’ equity	$3,370	$3,148

Certain prior year amounts have been reclassified to conform to the current year presentation.

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Nine Months Ended June 30
	2006	2005
Operating Activities:
Net income	$339	$286
Adjustments to arrive at cash provided by operating activities:
Depreciation	62	64
Amortization of intangible assets	14	14
Stock-based compensation	13	—
Compensation and benefits paid in common stock	37	58
Tax benefit from the exercise of stock options	26	31
Excess tax benefit from stock-based compensation	(26)	—
Deferred income taxes	3	51
Pension plan contributions	(60)	(105)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(44)	(45)
Inventories	(66)	(23)
Accounts payable	(27)	22
Advance payments from customers	31	(7)
Income taxes	(7)	(20)
Compensation and benefits	(30)	18
Other assets and liabilities	48	8

Cash Provided by Operating Activities	313	352

Investing Activities:
Property additions	(104)	(74)
Acquisition of businesses, net of cash acquired	(71)	(18)
Acquisition of intangible assets	—	(7)
Proceeds from disposition of property	—	2

Cash Used for Investing Activities	(175)	(97)

Financing Activities:
Proceeds from issuance of long-term debt	46	—
Purchases of treasury stock	(236)	(250)
Cash dividends	(69)	(64)
Proceeds from exercise of stock options	69	86
Excess tax benefit from stock-based compensation	26	—

Cash Used for Financing Activities	(164)	(228)

Effect of exchange rate changes on cash and cash equivalents	2	(3)

Net Change in Cash and Cash Equivalents	(24)	24
Cash and Cash Equivalents at Beginning of Period	145	196

Cash and Cash Equivalents at End of Period	$121	$220

Certain prior year amounts have been reclassified to conform to the current year presentation.

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